Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Devon Energy Corporation:
We consent to the incorporation by reference in the registration statement (File Nos. 333-68694, 333-47672, 333-44702, 333-104933, 333-104922, 333-103679, and 333-127630) on Form S-8 and the Registration Statement (No. 333-156025) on Form S-3 of Devon Energy Corporation of our report dated February 25, 2009, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Devon Energy Corporation.
Our audit report on the consolidated financial statements refers to the 2007 changes in accounting principles related to adoption of fair value accounting standards, the recognition of income tax contingencies, and a change in measurement date of defined benefit pension and other postretirement benefit plan assets and liabilities.
KPMG LLP
Oklahoma City, Oklahoma
February 25, 2009